Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports

Second Quarter 2023 Results

HOLLAND, Mich. (July 27, 2023) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the second quarter 2023.

●	Net income of $10.3 million in second quarter 2023 – an increase of 57% over $6.6 million earned in second quarter 2022 and down 14% from $12.0 million earned in first quarter 2023
●	Net interest margin increased to 3.36% in second quarter 2023 versus 2.19% in second quarter 2022 and decreased from 3.44% in first quarter 2023
●	Continued loan portfolio growth – $50.6 million, or 17% annualized growth rate, for the second quarter 2023, and $162.5 million, or 15%, in the last 12 months
●

Deposit portfolio balances stabilized, decreasing only $9.4 million in the second quarter 2023, with no brokered deposits, and remain elevated – 36% higher than pre-pandemic deposit balances of $1.71 billion at March 31, 2020

●	Strong credit quality metrics – non-performing assets at 0.003% of total assets, allowance coverage of 1.35%, and improving weighted average commercial loan grade
●	Robust capital position - $131.4 million in excess capital over well-capitalized minimums

The Company reported net income of $10.3 million, or $0.30 per diluted share, in second quarter 2023 compared to $6.6 million, or $0.19 per diluted share, in second quarter 2022. For the first six months of 2023, the Company reported net income of $22.3 million, or $0.65 per diluted share, compared to $12.6 million, or $0.37 per diluted share, for the same period in 2022.

"We are pleased to report strong profitability and good balance sheet results for the second quarter 2023,” said Ronald L. Haan, President and CEO of the Company. “Net interest income for second quarter 2023 was up $6.3 million from second quarter 2022, reflecting benefits from federal funds rate increases and growth in our loan and investment securities portfolios. We remain encouraged by our loan origination activity while maintaining excellent credit quality. We have seen some shifting in our deposits to higher interest bearing types, particularly certificates of deposit, which has a downward impact on net interest margin, but our core deposit balances remain well above pre-pandemic levels and decreased only slightly in the second quarter 2023 in the wake of the highly publicized bank failures in early March of this year.”

Macatawa Bank Corporation 2Q Results / page 2 of 7

Mr. Haan concluded: "We believe our balance sheet is well positioned in the current environment. High levels of liquidity, capital, and excellent asset quality put us in a good position to weather softer economic conditions, should they occur, and to seize loan growth opportunities in our markets. While cautionary signals are ever present and we will undoubtedly face new challenges, we remain committed to building a conservative and well-disciplined company that is focused on using prudent and time tested banking principles to provide strong and consistent financial performance to our shareholders.”

Operating Results

Net interest income for the second quarter 2023 totaled $21.1 million, a decrease of $1.5 million from first quarter 2023 and an increase of $6.3 million from second quarter 2022. Net interest margin for second quarter 2023 was 3.36 percent, down 8 basis points from first quarter 2023 and up 117 basis points from second quarter 2022. Net interest income in second quarter 2023 versus second quarter 2022 benefited from the significant increases in the federal funds rate which totaled 350 basis points between July 2022 and June 2023 and the related increases in rate indices impacting the Company’s variable rate loan portfolios. Interest on commercial loans increased $5.8 million in the second quarter 2023 compared to second quarter 2022 due to increases in both rate and average portfolio balances. Interest on federal funds in the second quarter 2023 increased by $2.9 million compared to second quarter 2022 due to higher rates paid on lower average balances held. Net interest income also benefited from growth in the investment securities portfolio to further deploy excess liquid funds held by the Company. Interest on investment securities in the second quarter 2023 increased by $2.0 million over second quarter 2022. Interest expense totaled $6.0 million in the second quarter 2023 compared to $592,000 in the second quarter 2022 as rates paid on deposits increased.

Non-interest income increased $85,000 in second quarter 2023 compared to first quarter 2023 and decreased $518,000 from second quarter 2022. Brokerage income was down $133,000 in second quarter 2023 compared to first quarter 2023 and was down $67,000 compared to the second quarter 2022. The rising rate environment continued to have a negative effect on mortgage loan sales gains. Gains on sales of mortgage loans in second quarter 2023 were just $21,000, up $10,000 compared to first quarter 2023 and were down $178,000 from second quarter 2022. The Company originated $2.4 million in mortgage loans for sale in second quarter 2023 compared to $179,000 in first quarter 2023 and $8.4 million in second quarter 2022. Trust fees were up $103,000 in second quarter 2023 compared to first quarter 2023 and were up $39,000 compared to second quarter 2022, due largely to improvement in underlying trust asset valuations. Income from debit and credit cards was up $78,000 in second quarter 2023 compared to first quarter 2023 and was down $21,000 compared to second quarter 2022 due primarily to customer usage behavior. Deposit service charge income, including treasury management fees, was up $23,000 in second quarter 2023 compared to first quarter 2023 and was down $201,000 from second quarter 2022. The increase from first quarter 2023 was due to higher levels of treasury management fees while the decrease from second quarter 2022 was primarily due to higher earnings credits provided on treasury management accounts with the increase in deposit market interest rates.

Macatawa Bank Corporation 2Q Results / page 3 of 7

Non-interest expense was $12.7 million for second quarter 2023, compared to $12.2 million for first quarter 2023 and $11.9 million for second quarter 2022. The largest component of non-interest expense was salaries and benefits expenses. Salaries and benefits expenses were up $145,000 compared to first quarter 2023 and were up $441,000 compared to second quarter 2022. The increase compared to first quarter 2023 and second quarter 2022 was primarily due to a higher level of salary and other compensation resulting from merit adjustments to base pay effective April 1, 2023. The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q2 2023 to Q1 2023	Q2 2023 to Q2 2022

Salaries and other compensation	$204	$316
Salary deferral from commercial loans	(70)	4
Bonus accrual	---	67
Mortgage production – variable comp	73	(10)
Brokerage – variable comp	(49)	(21)
401k matching contributions	(13)	10
Medical insurance costs	---	75
Total change in salaries and benefits	$145	$441

Occupancy expenses were down $39,000 in second quarter 2023 compared to first quarter 2023 and were up $27,000 compared to second quarter 2022 due to snow removal costs. Furniture and equipment expenses were up $33,000 compared to first quarter 2023 and were up $76,000 compared to second quarter 2022 due primarily to higher costs associated with equipment and software service contracts. FDIC assessment expense was flat in second quarter 2023 compared to first quarter 2023 and was up $133,000 compared to second quarter 2022, reflecting higher assessments placed on banks by the FDIC beginning in 2023. Data processing expenses were up $51,000 in second quarter 2023 compared to first quarter 2023 and were up $82,000 compared to second quarter 2022 due to higher usage of electronic banking services by the Company’s customers and inflationary increases imposed by vendors. In the first quarter 2023, $356,000 in net gains on sales of other real estate owned were recognized as the Company sold its final other real estate owned property. There were no such sales in second quarter 2023 or in the second quarter 2022. Legal and professional fees were down $77,000 in second quarter 2023 compared to first quarter 2023 and were flat compared to second quarter 2022. The higher level of expense in first quarter 2023 was due to various regulatory compliance matters related to loan and deposit accounts referred to legal counsel during the quarter. Outside services were flat in second quarter 2023 compared to first quarter 2023 and were down by $49,000 compared to second quarter 2022. Other categories of non-interest expense were relatively flat compared to first quarter 2023 and second quarter 2022 due to a continued focus on expense management.

Federal income tax expense was $2.5 million for second quarter 2023, $3.0 million for first quarter 2023, and $1.5 million for second quarter 2022. The effective tax rate was 19.4 percent for second quarter 2023, compared to 19.9 percent for first quarter 2023 and 18.5 percent for second quarter 2022. The increase in the effective tax rate over 2022 was due to higher levels of taxable income from both growth in taxable securities held in our investment portfolio and growth in taxable income from rising interest rates while our tax-exempt income has remained relatively flat.

Macatawa Bank Corporation 2Q Results / page 4 of 7

Asset Quality

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, commonly referred to as “CECL” on January 1, 2023. The impact on adoption was an increase to the allowance for credit losses of $1.5 million. A provision for credit losses of $300,000 was taken in second quarter 2023. No provision for credit losses was recorded in first quarter 2023 or in second quarter 2022. Net loan recoveries for second quarter 2023 were $15,000, compared to first quarter 2023 net loan recoveries of $33,000 and second quarter 2022 net loan recoveries of $15,000. At June 30, 2023, the Company had experienced net loan recoveries in thirty-two of the past thirty-four quarters. Total loans past due on payments by 30 days or more amounted to $158,000 at June 30, 2023, versus $277,000 at March 31, 2023 and $197,000 at June 30, 2022. Delinquencies at June 30, 2023 were comprised of just two individual loans. Delinquency as a percentage of total loans was just 0.01 percent at June 30, 2023, well below the Company’s peer level. Further, the weighted average loan grade of the Company’s commercial loan portfolio continued to improve, decreasing to 3.46 at June 30, 2023 compared to 3.51 at March 31,2023 and 3.58 at June 30, 2022. An improving loan grade decreases the need for providing for credit losses on this portfolio.

The allowance for credit losses of $17.1 million was 1.35 percent of total loans at June 30, 2023, compared to $16.8 million or 1.38 percent of total loans at March 31, 2023, and $14.6 million or 1.32 percent at June 30, 2022. The coverage ratio of allowance for credit losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 237-to-1 as of June 30, 2023.

At June 30, 2023, the Company's nonperforming loans were $72,000, representing 0.01 percent of total loans. This compares to $75,000 (0.01 percent of total loans) at March 31, 2023 and $90,000 (0.01 percent of total loans) at June 30, 2022. The Company had no other real estate owned and repossessed assets at June 30, 2023 and March 31, 2023, down from $2.3 million June 30, 2022. The Company sold its final other real estate owned property in first quarter 2023, recognizing a net gain of $356,000. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $2.4 million from June 30, 2022 to June 30, 2023.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	June 30, 2023		Mar 31, 2023		Dec 31, 2022		Sept 30, 2022		June 30, 2022

Commercial Real Estate	$	---	$	---	$	---	$	---	$5
Commercial and Industrial		---		---		---		---	1
Total Commercial Loans		---		---		---		---	6
Residential Mortgage Loans		72		75		78		85	84
Consumer Loans		---		---		---		---	---
Total Non-Performing Loans		$72		$75		$78		$85	$90

Macatawa Bank Corporation 2Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	June 30, 2023	Mar 31, 2023	Dec 31, 2022	Sept 30, 2022	June 30, 2022

Non-Performing Loans	$72	$75	$78	$85	$90
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	---	---	2,343	2,343	2,343
Total Non-Performing Assets	$72	$75	$2,421	$2,428	$2,433

Balance Sheet, Liquidity and Capital

Total assets were $2.63 billion at June 30, 2023, a decrease of $6.9 million from $2.64 billion at March 31, 2023 and a decrease of $151.0 million from $2.78 billion at June 30, 2022.

The Company’s investment securities portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $853.2 million at June 30, 2023, a decrease of $21.1 million from $874.3 million at March 31, 2023 and an increase of $64.9 million from $788.3 million at June 30, 2022. The overall duration of the Company’s investment securities portfolio at June 30, 2023 is relatively short at less than three years. This provides a reliable source of cash inflows as investment securities mature to support liquidity.

Total loans were $1.27 billion at June 30, 2023, an increase of $50.6 million from $1.22 billion at March 31, 2023 and an increase of $162.5 million, excluding PPP loans, from $1.11 billion at June 30, 2022.

Commercial loans increased by $122.0 million, excluding PPP loans, from June 30, 2022 to June 30, 2023, along with an increase of $39.5 million in the residential mortgage portfolio, and an increase of $1.0 million in the consumer loan portfolio. Within commercial loans, commercial real estate loans increased by $40.5 million and commercial and industrial loans increased by $81.5 million. The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to draw more on existing lines and borrow more for expansion of their businesses.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	June 30, 2023	Mar 31, 2023	Dec 31, 2022	Sept 30, 2022	June 30, 2022

Construction and Development	$116,124	$120,268	$116,715	$111,624	$107,325
Other Commercial Real Estate	443,489	423,080	420,888	410,600	411,778
Commercial Loans Secured by Real Estate	559,613	543,348	537,603	522,224	519,103
Commercial and Industrial	489,273	473,354	441,716	427,034	407,788
Paycheck Protection Program	---	---	---	32	2,791
Total Commercial Loans	$1,048,886	$1,016,702	$979,319	$949,290	$929,682

Macatawa Bank Corporation 2Q Results / page 6 of 7

Total deposits were $2.32 billion at June 30, 2023, down $9.4 million, or 0.4 percent, from $2.33 billion at March 31, 2023 and down $173.0 million, or 7 percent, from $2.49 billion at June 30, 2022. While the Company experienced an overall decline in deposit balances during the three months ended June 30, 2023, much of this was attributable to balances moving into wealth management accounts at the Bank, so these balances should continue to benefit the Company. The Company experienced very little change in deposit balances following the March 2023 bank failures and resulting banking system disruption.

Macatawa’s deposit base is primarily made up of many small accounts, and balances at June 30, 2023 were comprised of 45% personal customers and 55% business customers. Core deposits - which Management defines as deposits sourced within its local markets - represented 100% of total deposits at June 30, 2023. Total deposit balances of $2.32 billion at June 30, 2023 remained elevated, reflecting a $616.2 million increase, or 36 percent, over pre-pandemic totals of $1.71 billion as of March 31, 2020.

Demand deposits were down $22.9 million at the end of second quarter 2023 compared to the end of first quarter 2023 and were down $267.1 million compared to the end of second quarter 2022. Money market deposits and savings deposits were down $55.6 million from the end of first quarter 2023 and were down $64.7 million from the end of second quarter 2022. Certificates of deposit were up $69.1 million at June 30, 2023 compared to March 31, 2023 and were up $158.7 million compared to June 30, 2022 as customers reacted to increases in market interest rates. All certificates of deposit are to local customers as the Company does not have any brokered deposits at June 30, 2023. The Company continues to be successful at attracting and retaining core local deposit customers. Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Management has actively pursued initiatives to maintain a strong liquidity position. The Company has had no brokered deposits on balance sheet since December 2011 and continues to maintain significant on-balance sheet liquidity. At June 30, 2023, balances held in federal funds sold and other short-term investments amounted to $343.7 million. In addition, the Company had total additional borrowing capacity, including from the Federal Reserve’s new Bank Term Funding Program, of approximately $964.2 million as of June 30, 2023. Finally, because Management has maintained the discipline of buying shorter-term bond durations in the investment securities portfolio, there are $411.8 million in bond maturities and paydowns coming into the Company in the next 24 months ending June 30, 2025.

The Company's total risk-based regulatory capital ratio at June 30, 2023 was consistent with the ratio at March 31, 2023 and June 30, 2022. Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines. As such, the Bank was categorized as "well capitalized" with $131.4 million in excess capital over well capitalized minimums at June 30, 2023.

Macatawa Bank Corporation 2Q Results / page 7 of 7

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin, future economic conditions, and future levels of unrealized gains or losses in the investment securities portfolio. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for credit losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets, interest rates and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2022. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:

Jon W. Swets

Chief Financial Officer

616-494-7645

jswets@macatawabank.com

MACATAWA BANK CORPORATION

CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly			Six Months Ended
	2nd Qtr	1st Qtr	2nd Qtr	June 30
EARNINGS SUMMARY	2023	2023	2022	2023	2022
Total interest income	$27,120	$27,266	$15,435	$54,386	$28,578
Total interest expense	5,974	4,650	592	10,624	1,070
Net interest income	21,146	22,616	14,843	43,762	27,508
Provision for credit losses	300	-	-	300	(1,500)
Net interest income after provision for credit losses	20,846	22,616	14,843	43,462	29,008

NON-INTEREST INCOME
Deposit service charges	1,018	994	1,218	2,012	2,430
Net gains on mortgage loans	21	11	199	32	508
Trust fees	1,136	1,033	1,096	2,168	2,184
Other	2,438	2,490	2,618	4,929	4,974
Total non-interest income	4,613	4,528	5,131	9,141	10,096

NON-INTEREST EXPENSE
Salaries and benefits	6,843	6,698	6,402	13,541	12,691
Occupancy	1,098	1,137	1,071	2,235	2,243
Furniture and equipment	1,064	1,031	988	2,095	2,004
FDIC assessment	330	330	197	660	377
Other	3,338	2,969	3,255	6,307	6,337
Total non-interest expense	12,673	12,165	11,913	24,838	23,652
Income before income tax	12,786	14,979	8,061	27,765	15,452
Income tax expense	2,474	2,975	1,493	5,449	2,884
Net income	$10,312	$12,004	$6,568	$22,316	$12,568

Basic earnings per common share	$0.30	$0.35	$0.19	$0.65	$0.37
Diluted earnings per common share	$0.30	$0.35	$0.19	$0.65	$0.37
Return on average assets	1.57%	1.74%	0.92%	1.66%	0.87%
Return on average equity	15.70%	19.19%	10.80%	17.40%	10.16%
Net interest margin (fully taxable equivalent)	3.36%	3.44%	2.19%	3.40%	2.02%
Efficiency ratio	49.20%	44.82%	59.64%	46.95%	62.90%

BALANCE SHEET DATA	June 30	March 31	June 30
Assets	2023	2023	2022
Cash and due from banks	$40,255	$29,402	$38,376
Federal funds sold and other short-term investments	343,676	391,336	721,826
Debt securities available for sale	512,837	525,959	435,628
Debt securities held to maturity	340,400	348,387	352,721
Federal Home Loan Bank Stock	10,211	10,211	10,211
Loans held for sale	-	87	1,163
Total loans	1,271,576	1,220,939	1,111,915
Less allowance for credit losses	17,109	16,794	14,631
Net loans	1,254,467	1,204,145	1,097,284
Premises and equipment, net	39,766	40,249	41,088
Bank-owned life insurance	53,791	53,557	52,963
Other real estate owned	-	-	2,343
Other assets	34,851	33,820	27,605

Total Assets	$2,630,254	$2,637,153	$2,781,208

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$704,409	$690,444	$903,334
Interest-bearing deposits	1,617,136	1,640,451	1,591,249
Total deposits	2,321,545	2,330,895	2,494,583
Other borrowed funds	30,000	30,000	30,000
Long-term debt	-	-	-
Other liabilities	14,890	15,690	13,516
Total Liabilities	2,366,435	2,376,585	2,538,099

Shareholders' equity	263,819	260,568	243,109

Total Liabilities and Shareholders' Equity	$2,630,254	$2,637,153	$2,781,208

MACATAWA BANK CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
	2023	2023	2022	2022	2022	2023	2022
EARNINGS SUMMARY
Net interest income	$21,146	$22,616	$22,867	$19,771	$14,843	$43,762	$27,508
Provision for credit losses	300	-	375	-	-	300	(1,500)
Total non-interest income	4,613	4,528	5,035	4,889	5,131	9,141	10,096
Total non-interest expense	12,673	12,165	12,448	12,127	11,913	24,838	23,652
Federal income tax expense	2,474	2,975	2,961	2,488	1,493	5,449	2,884
Net income	$10,312	$12,004	$12,118	$10,045	$6,568	$22,316	$12,568

Basic earnings per common share	$0.30	$0.35	$0.35	$0.29	$0.19	$0.65	$0.37
Diluted earnings per common share	$0.30	$0.35	$0.35	$0.29	$0.19	$0.65	$0.37

MARKET DATA
Book value per common share	$7.69	$7.60	$7.20	$6.91	$7.10	$7.69	$7.10
Tangible book value per common share	$7.69	$7.60	$7.20	$6.91	$7.10	$7.69	$7.10
Market value per common share	$9.28	$10.22	$11.03	$9.26	$8.84	$9.28	$8.84
Average basic common shares	34,292,179	34,297,221	34,277,839	34,251,792	34,253,846	34,294,570	34,254,306
Average diluted common shares	34,292,179	34,297,221	34,277,839	34,251,792	34,253,846	34,294,570	34,254,306
Period end common shares	34,291,487	34,292,294	34,298,640	34,251,485	34,253,147	34,291,487	34,253,147

PERFORMANCE RATIOS
Return on average assets	1.57%	1.74%	1.72%	1.40%	0.92%	1.66%	0.87%
Return on average equity	15.70%	19.19%	20.22%	16.41%	10.80%	17.40%	10.16%
Efficiency ratio	49.20%	44.82%	44.61%	49.18%	59.64%	46.95%	62.90%
Full-time equivalent employees (period end)	322	317	318	316	315	322	315

YIELDS AND COST OF FUNDS RATIOS
Federal funds sold and other short-term investments	5.05%	4.58%	3.72%	2.27%	0.79%	4.77%	0.45%
Debt securities (fully taxable equivalent)	2.43%	2.40%	2.25%	2.07%	1.87%	2.42%	1.78%
Commercial loans	5.58%	5.40%	4.93%	4.30%	3.79%	5.49%	3.81%
Residential mortgage loans	3.93%	3.73%	3.53%	3.39%	3.27%	3.84%	3.24%
Consumer loans	7.63%	7.20%	6.22%	5.18%	4.09%	7.41%	3.99%
Total loans	5.47%	5.28%	4.83%	4.24%	3.74%	5.38%	3.76%
Total yield on interest earning assets (fully taxable equivalent)	4.31%	4.15%	3.72%	3.02%	2.28%	4.23%	2.10%
Interest bearing demand deposits	0.48%	0.43%	0.34%	0.14%	0.03%	0.45%	0.03%
Savings and money market accounts	1.64%	1.35%	0.73%	0.29%	0.07%	1.50%	0.05%
Time deposits	3.23%	2.22%	0.84%	0.29%	0.20%	2.84%	0.22%
Total interest bearing deposits	1.42%	1.05%	0.57%	0.22%	0.06%	1.23%	0.05%
Total deposits	1.01%	0.74%	0.38%	0.14%	0.04%	0.87%	0.03%
Other borrowed funds	2.08%	2.08%	2.08%	2.08%	2.53%	2.08%	1.91%
Total average cost of funds on interest bearing liabilities	1.43%	1.07%	0.60%	0.26%	0.14%	1.25%	0.12%
Net interest margin (fully taxable equivalent)	3.36%	3.44%	3.34%	2.86%	2.19%	3.40%	2.02%

ASSET QUALITY
Gross charge-offs	$22	$21	$23	$46	$60	$43	$95
Net charge-offs/(recoveries)	$(15)	$(33)	$(89)	$(190)	$(15)	$(48)	$(242)
Net charge-offs to average loans (annualized)	0.00%	-0.01%	-0.03%	-0.07%	-0.01%	0.00%	-0.04%
Nonperforming loans	$72	$75	$78	$85	$90	$72	$90
Other real estate and repossessed assets	$-	$-	$2,343	$2,343	$2,343	$-	$2,343
Nonperforming loans to total loans	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%
Nonperforming assets to total assets	0.00%	0.00%	0.08%	0.09%	0.09%	0.00%	0.09%
Allowance for credit losses	$17,109	$16,794	$15,285	$14,821	$14,631	$17,109	$14,631
Allowance for credit losses to total loans	1.35%	1.38%	1.30%	1.30%	1.32%	1.35%	1.32%
Allowance for credit losses to nonperforming loans	23762.50%	22392.00%	19596.15%	17436.47%	16256.67%	23762.50%	16256.67%

CAPITAL
Average equity to average assets	10.01%	9.07%	8.49%	8.52%	8.55%	9.53%	8.59%
Common equity tier 1 to risk weighted assets (Consolidated)	17.16%	17.08%	16.94%	16.72%	16.54%	17.16%	16.54%
Tier 1 capital to average assets (Consolidated)	11.08%	10.26%	9.73%	9.29%	9.13%	11.08%	9.13%
Total capital to risk-weighted assets (Consolidated)	18.16%	18.08%	17.87%	17.64%	17.47%	18.16%	17.47%
Common equity tier 1 to risk weighted assets (Bank)	16.66%	16.58%	16.44%	16.24%	16.04%	16.66%	16.04%
Tier 1 capital to average assets (Bank)	10.75%	9.96%	9.44%	9.02%	8.85%	10.75%	8.85%
Total capital to risk-weighted assets (Bank)	17.66%	17.58%	17.37%	17.16%	16.97%	17.66%	16.97%
Common equity to assets	10.03%	9.88%	8.50%	8.34%	8.74%	10.03%	8.74%
Tangible common equity to assets	10.03%	9.88%	8.50%	8.34%	8.74%	10.03%	8.74%

END OF PERIOD BALANCES
Total portfolio loans	$1,271,576	$1,220,939	$1,177,748	$1,138,645	$1,111,915	$1,271,576	$1,111,915
Earning assets	2,518,396	2,531,184	2,781,515	2,727,924	2,655,706	2,518,396	2,655,706
Total assets	2,630,254	2,637,153	2,906,919	2,835,038	2,781,208	2,630,254	2,781,208
Deposits	2,321,545	2,330,895	2,615,142	2,556,197	2,494,583	2,321,545	2,494,583
Total shareholders' equity	263,819	260,568	247,038	236,554	243,109	263,819	243,109

AVERAGE BALANCES
Federal funds sold and other short-term investments	$360,023	$555,670	$681,489	$803,082	$858,545	$457,306	$984,183
Total debt securities	900,724	898,691	862,613	808,477	751,411	899,713	662,608
Total portfolio loans	1,245,880	1,186,684	1,159,449	1,124,950	1,103,955	1,216,304	1,098,346
Earning assets	2,516,837	2,650,972	2,713,294	2,746,975	2,724,714	2,583,534	2,756,363
Total assets	2,625,334	2,757,594	2,822,770	2,874,343	2,847,381	2,691,099	2,882,228
Non-interest bearing deposits	674,565	732,434	847,752	917,552	897,727	703,340	886,537
Total interest bearing deposits	1,641,857	1,727,883	1,687,693	1,668,613	1,639,384	1,684,632	1,666,587
Total deposits	2,316,422	2,460,318	2,535,446	2,586,165	2,537,111	2,387,972	2,553,124
Borrowings	30,000	30,000	30,000	30,000	54,305	30,000	69,569
Total shareholders' equity	262,764	250,160	239,684	244,857	243,352	256,497	247,453